EXHIBIT 99.(h)(xvi)

HOTCHKIS AND WILEY FUNDS

AMENDMENT TO

OPERATING EXPENSE LIMITATION AGREEMENT

THIS AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT (“Amendment”), effective as of May 16, 2007, is entered into by and between Hotchkis and Wiley Capital Management, LLC, as investment advisor (“Advisor”), and the Hotchkis and Wiley Funds (the “Funds”).

WHEREAS, pursuant to that certain Operating Expense Limitation Agreement (“Agreement”) dated July 28, 2004, as amended, by and between the Advisor and the Funds, the Advisor has agreed to limit the annual operating expenses of the Hotchkis and Wiley Large Cap Value (“Large Cap Value”), Hotchkis and Wiley Mid-Cap Value (“Mid-Cap Value”), Hotchkis and Wiley Small Cap Value (“Small Cap Value”), Hotchkis and Wiley All Cap Value (“All Cap Value”) and Hotchkis and Wiley Core Value (“Core Value”) Funds through October 31, 2007;  and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

A.           Extension of Period of Operating Expense Limitations.  The Advisor agrees to continue to limit the annual operating expenses of the Funds as set forth below through October 31, 2008 and thereafter may change or eliminate any such limits only upon 30 days’ prior notice to the applicable Fund shareholders.

Expense Limit (as a percentage of average net assets)

Fund	Class I	Class A	Class C	Class R

Large Cap Value	1.05%	1.30%	2.05%	1.55%
Mid-Cap Value	1.15%	1.40%	2.15%	1.65%
Small Cap Value	1.25%	1.50%	2.25%	N/A
All Cap Value	1.25%	1.50%	2.25%	N/A
Core Value	0.95%	1.20%	1.95%	N/A

B.             Confirmation of Agreement.  Except as expressly provided in this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

Hotchkis and Wiley Capital Management, LLC	Hotchkis and Wiley Funds

/s/ Anna Marie Lopez	/s/ Anna Marie Lopez
Anna Marie Lopez	Anna Marie Lopez
Chief Operating Officer	President